Exhibit 10.40

February 8, 2008

Mr. Carl Pelzel

Dear Carl:

I refer you to the employment offer letter between you and Depomed, Inc. dated as of August 24, 2007 (the “Offer Letter”).

This letter is to confirm our agreement that:  (a) the option to purchase 62,500 shares required to be issued to you under the Offer Letter not later than March 31, 2008 at an exercise price equal to $1.98 was granted to you on January 25, 2008, with an exercise price equal to $3.60 per share; and (b) to compensate you for the incremental increase in the exercise price of that stock option, the Company will issue you a 30,000 share fully vested stock award under the Company’s 2004 Equity Incentive Plan (the “2004 Plan”) on the earlier to occur of (i) January 9, 2009; and (ii) immediately prior to the occurrence of an event of “Change in Control”, as so determined by the Company’s Board of Directors pursuant to Section 10.4 of the Company’s 2004 Equity Incentive Plan.

Except as modified by this letter, all other provisions of the Offer Letter remain in effect.

Please countersign where indicated below to indicate that the foregoing correctly sets forth our agreement

On behalf of the

Board of Directors,

/s/ Craig R. Smith, M.D.

Craig R. Smith, M.D.
Chairman of the Board of Directors

Acknowledged and Agreed:

/s/ Carl A. Pelzel
Carl A. Pelzel

Date: February 19, 2008